Exhibit 99.1

For Immediate Release
October 10, 2008

Federal Home Loan Bank of San Francisco
Announces 2008 Board of Directors Election Results for Nevada Member Directors

San Francisco-The Federal Home Loan Bank of San Francisco today announced that incumbent member directors Reginald Chen and Gregory A. Kares have been declared elected to new terms on the Bank's board as Nevada member directors. Beginning January 1, 2009, Mr. Chen will serve a three-year term, ending December 31, 2011, and Mr. Kares will serve a four-year term, ending December 31, 2012.

Mr. Chen is Vice President of Citibank, National Association, Las Vegas, Nevada. Mr. Kares is Senior Vice President of Wachovia Mortgage, FSB, North Las Vegas, Nevada.

Mr. Chen and Mr. Kares were the only nominees in Nevada and have been declared elected under Federal Housing Finance Agency regulations.

About the Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

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Contact:
Cynthia Lopez, (415) 616-2757
lopezc@fhlbsf.com